Exhibit 107

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Southern Missouri Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(c) and 457(f)	2,500,000	N/A	$66,063,119	$110.20 Per $1,000,000	$7,281
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$66,063,119		$7,281
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,281

(1)	Based upon the maximum number of Registrant’s common shares estimated to be issuable in the merger of Citizens Bancshares Co. (“Citizens”) into Registrant in accordance with the Agreement and Plan of Merger by and between Registrant, Southern Missouri Acquisition VI Corp., and Citizens dated as of September 20, 2022. Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, the proposed maximum offering price of $66,063,119 is (A) the product of (i) $40.48 (the book value of the estimated maximum number of shares of Citizens common stock to be exchanged in the merger as of September 30, 2022, the latest practicable date prior to the filing of this registration statement, and (ii) 2,471,915 (the estimated maximum number of Citizens securities expected to be exchanged for the common stock being registered (2,346,915) including shares issuable pursuant to the exercise of outstanding options (125,000) to purchase Citizens common stock), minus (B) $34,000,000 (the estimated maximum amount of cash consideration payable by Registrant in the merger).

(3)	Calculated pursuant to Rule 457(f) of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by .0001102.